JASPER, INDIANA	OCTOBER 30, 2003	GERMAN AMERICAN BANCORP DECLARES ANNUAL 5% STOCK DIVIDEND AND QUARTERLY CASH DIVIDEND, AND REPORTS THIRD QUARTER EARNINGS

German American Bancorp (NASDAQ: GABC) announced that its Board of Directors has declared a 5% stock dividend, payable on or before December 15, 2003 to shareholders of record as of December 1, 2003. The Company also announced the declaration of its regular quarterly cash dividend of $0.14 per share, payable on or before November 20, 2003 to shareholders of record as of November 10, 2003.

Mark A. Schroeder, the Company’s President and CEO, made the following comments regarding German American’s history of systematic stock dividends, “Our annual stock dividends have, in every year since their inception in 1995, proven to be an effective means of enhancing shareholder liquidity. The recent change in the federal tax laws relative to shareholders’ effective tax rate on cash dividends, as well as the stock dividend’s long-term effect on the composition of the Company’s equity, merits further consideration of the optimal mix of cash dividends and stock dividends. Further, the successful tender offer for our own stock completed earlier this year has given the Board an opportunity to consider all methods of providing returns to our shareholders. As a result, the Board will be conducting a review of these issues over the course of the next year.”

The Company’s reported third quarter earnings per share of $.21 per share increased by $.01 per share from the $.20 per share earned during the third quarter of 2002. Net income during the quarter ended September 30, 2003 was $2,153,000, a decline of $162,000 from net income of $2,315,000 during the third quarter of 2002. A lower number of shares outstanding resulting from the tender offer completed earlier this year produced the increased earnings per share despite lower net income during the third quarter 2003 compared with the third quarter 2002. On a year-to-date basis, the Company’s net income for the nine months ended September 30, 2003 was $6,634,000, or $0.62 per share, compared to $7,213,000, or $0.63 per share, for the same period last year.

German American’s year-to-date and third quarter operating performance reflected a continuation of the Company’s previously reported double-digit percentage growth in nearly every category of non-interest income, including fees and revenue generated by German American Financial Advisors & Trust Company and The Doty Agency, Inc.. This continued level of impressive growth within the Company’s non-interest income was also significantly positively impacted by increased gains from the sales of residential mortgage loans into the secondary market during both the three and nine-month periods of 2003 compared to the prior year periods, and by an impairment reserve recovery on the servicing rights portfolio within the Company’s mortgage banking segment recorded during the third quarter of 2003.

Offsetting these increases in non-interest income were reductions in the Company’s net interest income and net interest margin, which have been adversely affected by the overall historically low levels of interest rates throughout the current year, and increases in non-interest expense, including the prepayment fees associated with the extinguishment during the third quarter of $20,000,000 of Federal Home Loan Bank advances within the Company’s mortgage banking segment. These FHLB advances were being carried at a negative interest spread of approximately 5% compared to short-term investments that had been internally matched to the contractual repayment of these advances, and prepayment of these advances is therefore expected to positively impact the Company’s net interest income and net interest margin in future periods. While management believes the Company’s current asset-sensitive interest rate risk position will allow the Company to reap long-term benefits from sustained future increases in interest rates, a continuation of market interest rates at current or lower levels will likely result in continued pressure in the near future on the Company’s net interest income and net interest margin.

Commenting on the Company’s operating results, Schroeder stated, “Our core banking, insurance, and investment advisory operations each continued to deliver solid performance during what has been a very difficult economic environment. Despite the challenges of the current economic conditions, our affiliated community banks showed continued double-digit growth within their commercial lending portfolio by providing financing for business and agricultural customers. These locally-based businesses have found German American’s mixture of highly qualified banking professionals, local decision-making, and customer-focused products and services a preferable alternative to the increasingly impersonal approach taken by many of our banking competitors. Our unique combination of local knowledge and local decision-making has allowed us to generate this level of commercial loan growth without the reduction in credit quality that many other companies within our industry have experienced. We are very cognizant that the maintenance of our lending culture’s historic emphasis on strong credit quality is especially important in today’s time of continued general economic weakness.”

Schroeder continued, “We continue to believe a fundamental contributor to the strength of our operations is the inherent value of German American’s customer-focused, community-based business model. Our non-banking business operations, in the area of insurance sales and investment and trust advisory services, have also demonstrated very strong growth patterns. Within German American Financial Advisors & Trust Company operations, we have generated growth of trust and investment products fee income of 13% and 15% for the third quarter and current year-to-date, respectively. Additionally, our property and casualty insurance operation, The Doty Agency, Inc., has generated 29% and 20% revenue growth during these same periods, driven in part by our continued efforts to grow this segment of our business by means of acquisition of local agencies. We are extremely pleased with our operating performance in light of the current economic environment and believe our Company is well positioned to capitalize upon a future upturn in the economy.”

German American Bancorp is a financial services holding company based in Jasper, Indiana. The Company’s Common Stock is traded on NASDAQ’s National Market System under the symbol GABC. The Company operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, Spencer and a Business Lending Center in Evansville, Indiana. The Company also operates German American Financial Advisors & Trust Company, a trust, brokerage and financial planning subsidiary operating from the banking offices of the bank subsidiaries and The Doty Agency, Inc., a full-line property and casualty insurance subsidiary with five independent insurance offices throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive wealth management, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.

Forward-Looking Statements

The Company’s statements in this press release regarding its expectation of changes in its net interest income and net interest margin, and regarding its credit quality, may be deemed to constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Changes in the Company’s future net interest income and net interest margin, and the Company’s future credit quality, may vary materially from the Company’s present expectations as stated or implied by such forward-looking statements, due to such factors as changes in interest rates; the effects of changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of business initiatives and business strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; changes in general economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; capital management activities; acquisitions of other businesses by the Company; actions of the Federal Reserve Board; and legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.

GERMAN AMERICAN BANCORP
(unaudited,dollars in thousands except per share data)

Consolidated Balance Sheets

	September 30,
	2003	2002

ASSETS
Cash and Due from Banks	$29,419	$27,447
Short-term Investments	14,131	33,841
Investment Securities	200,233	247,668

Loans Held-for-Sale	1,266	8,822

Loans, Net of Unearned Income	609,715	634,922
Allowance for Loan Losses	(8,334)	(8,213)

Net Loans	601,381	626,709

Premises and Equipment	21,778	21,528

Other Assets	51,298	37,844

TOTAL ASSETS	$919,506	$1,003,859

LIABILITIES
Non-interest-bearing Demand Deposits	$109,982	$99,614
Interest-bearing Demand, Savings, and
Money Market Accounts	252,440	234,497
Time Deposits ‹ $100,000	291,658	319,579
Time Deposits $100,000 or more and
Brokered Deposits	55,426	67,037

Total Deposits	709,506	720,727

Borrowings	114,044	164,120
Other Liabilities	12,615	14,952

TOTAL LIABILITIES	836,165	899,799

SHAREHOLDERS' EQUITY
Common Stock and Surplus	69,603	81,176
Retained Earnings	13,866	20,473
Accumulated Other Comprehensive Income	(128)	2,411

TOTAL SHAREHOLDERS' EQUITY	83,341	104,060

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$919,506	$1,003,859

BOOK VALUE PER SHARE	$7.99	$9.09	(1)

END OF PERIOD SHARES OUTSTANDING	10,433,597	10,901,235	(2)

(1)	Restated for December 2002 stock dividend.
(2)	End of period shares outstanding were not restated for the effect of stock dividends.

GERMAN AMERICAN BANCORP
(unaudited,dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002		2003	2002
INTEREST INCOME
Interest and Fees on Loans	$10,301	$12,066		$31,830	$36,927
Interest on Short-term Investments	66	169		204	607
Interest on Investment Securities	1,837	2,987		6,476	8,578

TOTAL INTEREST INCOME	12,204	15,222		38,510	46,112

INTEREST EXPENSE
Interest on Deposits	3,381	4,654		10,751	14,341
Interest on Borrowings	1,798	2,469		5,614	7,408

TOTAL INTEREST EXPENSE	5,179	7,123		16,365	21,749

Net Interest Income	7,025	8,099		22,145	24,363
Provision for Loan Losses	266	247		495	792

Net Interest Income After Provision for Loan Losses	6,759	7,852		21,650	23,571

NON-INTEREST INCOME
Other Operating Income	3,125	1,837		7,153	5,870
Net Gain on Sales of Loans and Related Assets	1,128	339		2,434	962
Net Gain on Sales of Securities	54	---		77	---

TOTAL NON-INTEREST INCOME	4,307	2,176		9,664	6,832

NON-INTEREST EXPENSE
Salaries and Benefits	4,503	4,307		13,344	13,125
Net Loss on Extinguishment of Borrowings	914	---		914	---
Other Operating Expenses	3,131	2,949		9,128	8,466

TOTAL NON-INTEREST EXPENSE	8,548	7,256		23,386	21,591

Income before Income Taxes	2,518	2,772		7,928	8,812
Income Tax Expense	365	457		1,294	1,599

NET INCOME	$2,153	$2,315		$6,634	$7,213

EARNINGS PER SHARE AND DILUTED EARNINGS PER SHARE(2)	$0.21	$0.20	(1)	$0.62	$0.63	(1)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,433,433	11,469,275	(1)	10,731,677	11,498,988	(1)
Diluted	10,477,107	11,505,999	(1)	10,773,895	11,504,744	(1)

(1)	Restated for December 2002 stock dividend.
(2)	As corrected by press release issued November 4, 2003, attached to this report as Exhibit 99.2, in order to present both Earnings Per Share and Diluted Earnings Per Share in a single line item, and to delete a separate line item that appeared in the October 30, 2003 press release that had presented Diluted Earnings Per Share as a separate line item with erroneous data.